EXHIBIT 99.1

ASHFORD INC. THIRD QUARTER 2015
EARNINGS CONFERENCE CALL
November 5, 2015
11:00 a.m. Central

Introductory Comments – Stacy Feit

Good day, everyone, and welcome to today’s conference call to review results for Ashford Inc. for the third quarter of 2015 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, and Deric Eubanks, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 4, 2015, and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Good morning and thank you for joining us. We are pleased to present our financial results for the third quarter of 2015. I’ll begin by reviewing the proposed transformational business combination with Remington that we announced in September, as well as our performance highlights. Afterwards, Deric will review our financial results and then we’ll take your questions.

Our strategy is built around our ability to leverage the combined expertise of our management team to accretively grow both our company and the platforms we advise. I believe we have the most highly-aligned, stable, and effective management team in the hotel industry and our track record of success speaks for itself, as this is the same team that has generated a 144% total shareholder return for Ashford Trust since that company’s IPO in 2003. Acting like shareholders has always distinguished Ashford from others in our industry. We consider it one of our main competitive advantages, and the primary reason for our superior performance.

Ashford has a high growth, fee-based business model with a diversified platform of multiple fee generators. It’s a scalable platform with attractive margins. Currently our company’s main focus is to:

•	Consummate a transaction with Remington, our affiliated property manager.

•	Grow our existing REIT platforms through superior share performance compared to their peers,

•	Launch a select-service focused REIT platform with outside capital,

Currently, Ashford advises two publicly-traded REIT platforms: Ashford Trust and Ashford Prime, which together have 141 hotels with approximately 31,000 rooms and over $6 billion in assets. Year-to-date, our assets under management have increased by over $471 million. Additionally, we remain interested in launching a select-service hotel platform, but one without the involvement of Ashford Trust.

Next, we announced in September that we have entered into a definitive agreement for a business combination with Remington Holdings, our affiliated property manager. We have discussed the possibility of this transaction for several months and while the process has been a long one, we strongly believe that it has been well worth the effort and expect it to result in significant value creation for Ashford shareholders.

This would be a transformational transaction for Ashford and it has been structured in a very favorable manner for our shareholders. First, there is a minimal cash outlay of $10 million, or only 3% of the transaction value, which will be paid out in equally quarterly installments of $625 thousand over four years. Additionally, both the subsidiary common stock and subsidiary convertible preferred stock being issued as part of this transaction are being issued at prices well above where Ashford stock is currently trading and the equity is non-voting equity. Finally, the total transaction value of $299.5 million, based on the stock price at the time of the announcement represents an estimated forward EBITDA multiple of 9.4 times, which is attractive relative to comparable transactions.

As a reminder, Remington has an exclusivity agreement with Trust and Prime to manage any newly acquired properties that are not encumbered by property management. This type of arrangement is very rare for independent property management companies and makes the Remington platform more valuable than a typical third-party management company.

We expect that this transaction will increase Ashford’s normalized adjusted EBITDA by approximately $32 million, or 250%, which will provide significantly greater scale to the platform. We expect it to be immediately accretive to Ashford’s normalized adjusted net income per share by almost 20% on a GAAP basis and over 50% on a hypothetical “as converted” basis.

Combining with Remington will also provide an incremental incentive fee stream that is tied to the performance of the managed hotels and not strictly shareholder return as is the case for Ashford’s current incentive fee structure under its advisory agreements with the REITs.

Remington also has an embedded growth opportunity in its platform even if Trust and Prime do not grow their portfolios with the potential transition over time of the REITs’ brand managed hotels to Remington management.

This combination also creates the only public pure play provider of asset and property management services to the lodging industry. There are multiple benefits to Ashford from this transaction which is why we found it very compelling to combine these two platforms.

We expect the transaction to be completed in the first quarter of 2016 subject to customary closing conditions including approval by Ashford stockholders, receiving an acceptable private letter ruling from the U.S. Internal Revenue Service and certain tax related conditions.

In closing, we are very excited about the potential combination with Remington and the outlook for Ashford. With continued strength in lodging sector fundamentals, we expect our positive performance to continue.

I will now turn the call over to Deric to review our financial performance for the quarter.

Financial Review – Deric Eubanks

Thanks, Monty.

I’d like to remind everyone that our financials for the third quarter of 2015 are presented in accordance with GAAP which requires that historical carve-out financial statements be presented. Accordingly, our results for the prior year period may not be representative of results in future periods. Also, for the third quarter, we have consolidated the financial position and operating results of the private investment funds managed by Ashford Investment Management. The financial impact from this consolidation is adjusted out of our financials through the non-controlling interests in consolidated entities line items on the Company’s income statement and balance sheet.

For the third quarter ended September 30, 2015, advisory services revenue totaled $14.3 million, including $10.8 million from Trust and $3.5 million from Prime.

Net income attributable to common shareholders for the third quarter of 2015 totaled $54,000, or $0.03 per share, compared with a loss of $8.7 million, or $4.39 per diluted share for the third quarter of 2014.

Adjusted EBITDA for the third quarter of 2015 was $4.0 million, compared with a loss of $4.4 million for the third quarter of 2014.

Adjusted Net Income for the third quarter of 2015 was $3.0 million, or $1.34 per diluted share, compared with a loss of $4.4 million, or $2.24 per diluted share, for the third quarter of 2014.

At the end of the third quarter 2015, the Company had approximately $6 billion of assets under management from its managed companies and Ashford’s cash and cash equivalents totaled $25.3 million.

Also, as of September 30, 2015, Ashford had 2.2 million fully diluted total shares of common stock and units outstanding.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.

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